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EXHIBIT 16




KPMG PEAT MARWICK LETTERHEAD
74 North Pearl Street
Albany, NY 12207



                                        July 2, 1997




Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549

                  Re:  Bitwise Designs, Inc.
                       Commission File No. 0-20190

Dear Sir or Madam:

         We were previously principal accountants for Bitwise Designs, Inc. and subsidiaries and, under the date of September 6, 1996, we reported on the consolidated financial statements of Bitwise Designs, Inc. and subsidiaries as of and for the years ended June 30, 1996 and 1995. On June 27, 1997, our appointment as principal accountants was terminated. We have read Bitwise Designs, Inc.'s statements included under Item 4 of its Form 8-K dated June 27, 1997, and we agree with such statements, except that we are not in position to agree or disagree with Bitwise Designs, Inc.'s stated reason for changing principal accountants and Bitwise Designs, Inc.'s statement that the change was recommended by management and approved by the board of directors.


                                        Very truly yours,



                                        KPMG PEAT MARWICK LLP

cc:  Mr. Dennis Bunt
     Bitwise Designs, Inc.